Exhibit 99.2

MODTECH HOLDINGS, INCORPORATED

Third Quarter 2005 Results Conf. Call

Transcript

Moderator: David Buckley

November 10, 2005

8 a.m. PT

Operator:	Ladies and gentlemen, thank you for standing by. Welcome to Modtech Holdings Third Quarter 2005 Results teleconference. At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session. At that time, instructions will be provided for those interested in entering the queue for the Q&A. As a reminder, this conference is being recorded today, November 10, 2005, at the request of Modtech Holdings.

Representing Modtech today are Mr. David M. Buckley, President and Chief Executive Officer, and Mr. Dennis L. Shogren, Senior Vice President and Chief Financial Officer.

Before I turn the call over to Mr. Buckley however, the company has requested that I read the following Safe Harbor Statement. During the course of this conference call, we may make projections or other forward-looking statements regarding future events or the future financial performance of the company. We wish to caution you that actual results may differ substantially.

We refer you to the documents the company filed with the Securities and Exchange Commission, specifically, the company’s last filed Form 10-K and Form 10-Q filed in Washington, D.C. These documents contain and identify important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements.

I would now like to turn the conference over to Mr. Buckley. Please go ahead, sir.

David Buckley:	Thank you, (Miles). Thank you all for joining the call. Yesterday we filed our 10-Q for the third quarter 2005. I’m hopeful that each of you has had an opportunity to review this document for information about our financial results.

In today’s call, we’ll discuss the results of the third quarter and actions that we continue to take to turn this company around and to begin to realize the results that we are all expecting.

As you see from our third quarter results, we continue down the road of recovery. In this quarter, we experienced two issues that had a major impact on our performance. We’ll discuss these events in detail and we will answer any questions you may have at the conclusion of our remarks.

Joining me today on this call is Dennis Shogren, Modtech’s CFO. In a moment, Dennis will speak to you with regarding the specifics of the financials; Dennis will also spend some time discussing the embedded derivatives that are currently causing a stir among our investors.

As you can see from our numbers, our sales continue to be robust. We grew our sales quarter-over-quarter by 17%. These revenues were short of our expectations for the quarter due to reasons we will discuss in a moment.

In addition to our shortfall on revenues, there was a corresponding increase in costs associated with employee turnover company-wide and project overruns in Florida. We will discuss these two issues and why they happened but more importantly, we will discuss the actions that we have taken to prevent these issues from occurring again and the other actions we are taking to improve our overall performance.

As you may remember from our last call in the second quarter, we discussed a major issue we were facing, employee turnover. Due to issues related to mismatches between employee social security numbers and the files present to the Social Security Administration, we experienced significant employee turnover in the second quarter. In some areas of the company, our turnover was more than 60% of our workforce.

During our last call, we discussed that we felt this problem was largely behind us because we had by then hired replacements for all of the individuals that had left during the second quarter. We had also put the necessary processes and checks in place to ensure that the social security number mismatch issue would not repeat itself in the future.

What we did not anticipate was the incredibly short tenure of the people that we brought into the company. On average across the company, the production personnel that we added to the company during this period had an average employment term of ten days.

We were adding personnel during the heat of the summer, asking them to work without benefit of air conditioning in labor-intensive jobs. On top of that, we were often working ten-hour workdays, six days a week in an attempt to meet our demand and delivery schedules. This resulted in continued turnover throughout the summer period. The extended workdays and weekends resulted in significant absenteeism that further impacted our ability to get our product out the door in a timely manner.

In addition, to meet delivery schedules, we were shipping product to the field that was less than 100% complete in the hopes that we would complete the work in the field within the budget of each project.

Because these new employees were largely inexperienced in their new roles, they were initially unable to contribute at the normal pace of work. This brought on the need to work overtime across all of our facilities. The excessive overtime, the training requirements, the hiring requirements, and the inherent decreased productivity resulted in increased costs of approximately $2.8 million in excess of our budgeted forecast.

As we proceeded through the period, it was evident that we had to radically change the production processes and force lien throughout the production lines. Members of the team - of the Leadership Team actually went out onto the lines, in some cases for several weeks, and forced the changes that we had been working to implement. These changes resulted in immediate productivity gains and improved the throughput to the point that we were able to significantly reduce our overtime component.

This effort also allowed us to train personnel to perform their jobs in a more efficient manner and we have since significantly reduced the turnover rates across the company. We are now to the point where turnover is below 15% in each of our facilities with Texas and California below 10%.

We believe the reduction in employee turnover is sustainable. In addition to reduced overtime and infrequent weekend work, we are also in the process of fully implementing a Production Incentive Program designed to further reduce turnover while improving productivity and efficiencies.

In addition to these changes geared toward employee retention and productivity, we have also implemented much more rigid production planning and forecasting processes so that we do not overextend ourselves and put promises out to customers that are ahead of our capabilities.

The second issue is related to significant cost overruns on two projects in Florida. These projects are fairly large with one being a two-story project, the first two-story project we have performed in Florida. The second is a fairly standard school campus comprised of numerous classroom units.

We realize that these projects were complex projects, particularly the two-story. We monitored costs on these projects to ensure that they were on budget. Senior Management visited the projects and from the reports we received from our Project Personnel, it appeared that all costs were within budget and the projects would finish on time.

As a part of the quarter closing process, we discovered that the Project Management Personnel involved in these projects were hiding significant cost overruns and were knowingly violating many of our internal policies with regard to purchase orders, project cost forecasting, and several other processes that we have in place.

Additionally, certain Project Management - Managers lied to the Managers who had oversight responsibility for these projects. These personnel are no longer with the company.

By far, despite previous discussions about the importance of shipping complete units from the factory, the single largest contributing factor to the cost overruns on these Florida projects was the shipment of incomplete units from the factory to the field.

The units for these two projects were built in the summer months during the excessive employee turnover. Because the production schedules were not being met, the units were shipped less than complete, and in some instances, with incorrect materials installed. This was done with the thought that the time and cost to be recovered in the field, a theory that is impossible to realize.

General Managers and Production Personnel are no longer allowed to take any unit off of any of our lines without 100% completion. To ship units that are less than 100% complete is a dismissible offense. We monitor production daily to ensure that no unit leave any of our facilities at anything less than 100% complete.

In addition to this control, we have also made several other changes that will prevent these issues from occurring in the future. We will dismiss any person that does not adhere to the requirements laid out for project cost controls. In the last six weeks, five relatively Senior Professionals in the organization that had have - had their ties with Modtech severed.

The Regional General Manager and Controller are now required to perform an in-depth analysis of every project on a weekly basis, including the review of inputs and forecasts from each Project Management Team.

I have personally taken responsibility for the weekly operational reviews. These are in-depth reviews that are forcing a change to the accountability of each member of the team and they’re driving this accountability down into the region. These meetings will also provide greater and a more timely visibility to issues so that they may be addressed earlier in the process.

All General Managers, Controllers, and Human Resources leaders from each region will be in our office on Monday morning to discuss the importance of these requirements and the ramifications of not adhering to our requirements.

There are certain aspects of fieldwork that are unpredictable in the construction business. By forcing work back into the factory, by requiring 100% completion prior to shipment, and by enforcing all processes, procedures, and policies, we minimize our risks and improve our control over the field component of our work.

Despite these issues that we have faced in the third quarter, we continue to make substantial changes within the company that have had and will continue to have a positive impact on the performance of Modtech.

We have just discussed the requirements that all units be shipped 100% complete. This requirement will continue to have positive results and will reduce the possibility that the field component will have to absorb additional costs to complete a project.

Another tool that we are currently in the process of rolling out is a Production Incentive Plan. This plan is geared toward unit and daily production and measures through independent auditors that the following four criteria are met; one, that the daily production schedule is achieved; two, that each unit is 100% complete; three, that each unit meets all quality control requirements; and four, that no safety incidents have occurred in the production of each unit.

By measuring and in sighting each person by these criteria, we will further ensure that all units leave our facilities as the customer expects them.

We continue with our lien efforts throughout the organization and we have achieved significant productivity improvements. In most cases, we have more than doubled production on each of our lines without additional production personnel.

We are seeing similar improvements in office-related processes such as proposal generation, project execution processes, and contract administration. This increased productivity has allowed us to make significant gains on our backlog and to increase the throughput and quality of our production.

The impact in California has been so significant that we are now able to consolidate our two production facilities into one facility. We have been able to increase the utilization of our floor space so that we are able to absorb all production from our secondary plant into our main facility.

With the elimination of redundant positions and the related production in overhead, including a $400,000 reduction in annual lease costs, we anticipate an annualized savings of approximately $2.5 million beginning in January of 2006.

Anticipating that these productivity improvements would materialize through our lien efforts, we initiated a robust professional development program in July of 2005. Through this program, we have performed performance appraisals on the majority of our employees, for my management team down through the organization. This process evaluates each employee on both performance and potential within the organization.

We are systematically terminating the bottom performers in each area of the organization. This is allowing each team to perform at a higher level and it is sending the message that we expect performance out of each individual within the organization. We anticipate that through our productivity increases, the majority of these personnel will not be replaced within the organization with no adverse effect on output.

This program will provide an additional $1.5 to $2 million in annualized savings across the company. We expect to see modest gains in the fourth quarter from this program. These changes will be complete by the end of the year, providing for a full impact in the first quarter and throughout 2006.

Another change that we are making is an improvement to our accounting software. By implementing the Great Plains software package by the end of the first quarter of 2006, we will then be able to add on a perpetual inventory system, a bill of material system, and a more robust reporting capability.

These system changes will significantly reduce the amount of manual work that is currently performed to purchase materials and engineer our new project. In conjunction with this work, we are significantly improving our core design and developing structures that can be built at a lower cost and through a simpler process.

Due to the requirements for significant improvements in all areas of the company, I will be dedicating more of my time to the California operations, including sales and estimating, enforcing additional changes throughout the process. I will be working closely with (Tom Gilchrist), the California General Manager, to make even more significant and lasting changes.

My involvement here will allow (Ron Savona) to concentrate his efforts in Florida, Texas, and Arizona. Dennis will assist me in the weekly review of operations and he will play a pivotal role by forcing further changes as our Lien Enterprise leader. We will continue to mentor our Lien Team and continue to force the right changes throughout the company.

(Karen Andreas) and her team will closely monitor our Professional Development Program and ensure that we are performing on our commitments.

Through the changes listed above, we will see continued improvement across all areas of the business. As we continue these actions, you will see a corresponding improvement to our financial results.

Dennis will now go into details around our numbers and around the impact we are seeing from the recent hurricanes in the Gulf Region.

Dennis Shogren:	Thanks, David. Modtech reported operating income of $1.1 million and a net loss of $10.7 million for the three months ended September 30. This seems at first glance to be inconsistent. Before I add to David’s comments on operations, I will address certain non-operating financial results that due to certain unusual accounting requirements are not necessarily transparent.

The first apparent anomaly is that the reported net loss includes a non-cash loss on embedded derivatives and warrant derivatives totaling $9.6 million. These non-cash losses account for 60 of the 66 cents per share reported loss.

This accounting is required because the Convertible Note and Warrants associated with the Convertible Note and the equity placed in August of ‘05 are deemed to have a derivative component and as such, has to be recorded as a liability that is mark-to-market each quarter.

The value of these derivatives varies inversely to the change in our stock price. Our stock price increased significantly during the third quarter and as a result, we were required to recognize this significant non-cash loss in the market - mark-to-market calculation. We use a Black-Scholes model and outline the significant assumptions we use in the 10-Q.

We are unable to predict what change will occur in the derivative valuation and will continue to report it separately as it is in this 10-Q so that you can easily adjust for this non-cash, non-tax income item, or in the case of this quarter, a loss item.

The second anomaly is that our net loss equals our loss before income taxes because we have not yet recorded the tax benefit for our losses. When we return to a net profit position, we will then record the tax benefit of all of our recent losses.

The third item I would discuss under non-operating financial results is our net interest expense, which is comprised of several interest-related items. This is also outlined in the 10-Q and a table in the MDNA section.

One point three million is interest on our Senior Debt and Convertible Note. In addition, there is a $500 million charge for accretion on the Convertible Note and amortization of debt issue costs.

David Buckley:	Five hundred thousand.

Dennis Shogren:	I’m sorry. I - so $500,000, a half a million; and the last component of our reported interest expense is $400,000 in penalties related to our delay in gaining effectiveness on our S-1 filing. This amount was added to the outstanding Convertible Note and was a non-cash charge for the quarter.

Our third quarter revenue increased year-over-year by $9.6 million or 17.2%. Florida’s revenue increased by $7.7 million or 87% over the prior year; California’s revenue increased $1.6 million or 4.6%; Texas and Arizona both experienced minimal growth.

For the third quarter of 2005, California sales represent 55% of total sales; Florida sales represent 25% of our total sales; Arizona sales represent 14%; and Texas sales represent the remaining 6%. This compares to last year when during the third quarter of 2004, California sales represented 61% of their total sales; Florida and Arizona each represented 16%; and Texas sales represented the remaining 7%.

Quarterly gross margin improved from a loss of $3 million or 5.4% of sales in 2004 to a gain of $4.8 million or 7.3% of sales in 2005. David previously discussed the major cost issues experienced during the quarter, which suppressed the gross margin. The labor issues were experienced across the company while the project cost issues were in Florida.

Our SG&A costs were $3.7 million during the third quarter of 2005, down $2.7 million from the prior year; however, in 2004, the SG&A included one-time costs of $2.1 million in severance costs associated with the management change last year and $500,000 of reserves for bad debt. SG&A was on target relative to our expectations for the third quarter and we expect SG&A to remain relatively flat over the next several quarters.

Our backlog at the end of September stood at approximately $115 million, down from approximately $149 million the prior year. The decrease in backlog is due to an increase in sales outside of California where the sales cycle is typically much faster, a decrease in manufacturing time, and the cancellation or postponement of projects with certain California school districts totaling approximately $12.7 million. Some of these jobs may come back to us as the schools find the necessary funding.

The current backlog is broken down by region as follows; California backlog is $97 million, Florida backlog is $8 million, Arizona and Texas each have $5 million in backlog. Approximately half of this total backlog will convert in the fourth quarter.

Included in the backlog above is approximately $13.5 million in work related to the Katrina and Rita Hurricanes we have currently booked. In addition to the orders above already secured, we have either quoted or have been asked to quote approximately $60 million in hurricane-related work with approximately $43 million of that work still awaiting award. We expect significantly more opportunity related to the hurricanes as the reconstruction of the Gulf Region gains momentum.

California State Bond issues are a significant source of funds for our work in California education. On Tuesday of this week, bonds totaling $5.9 billion for education construction were approved statewide. The largest of these was over $3.8 billion for the Los Angeles

Unified School District. We have already begun discussions with the LAUSD about how Modtech can best support them.

In addition to these bond measures passed this week, there remains a total of $5.9 billion from bond issues previously passed. It’s too early to know exactly how these most recent bond measures will impact Modtech but it is clear that school construction is still very important in California.

Finally, a word on guidance. We expect fourth quarter revenue to be in the same range as the third quarter with continued improvement in operating income sufficient to generate positive income before tax.

That ends our prepared comments and we will now take questions.

Operator:	At this time, I would like to remind everyone, in order to ask a question, please press star, then the number 1 on your telephone keypad; star, 1, if you would like to ask a question at this time. And we will pause for just a moment to compile the Q&A roster.

And your first question comes from the line of (Cliff Walsh) with (Sidoti) & Company.

(Cliff Walsh):	Good morning, Dave; good morning, Dennis.

David Buckley:	Good morning.

Dennis Shogren:	Good morning, (Cliff).

(Cliff Walsh):	Can you guys comment on what your comfort level is right now with the current workforce in terms of their capabilities? And also then, can you touch on what the turnover was in the regions? I think you said they - you gave a 10% number but I couldn’t catch the - I didn’t catch the whole thing.

David Buckley:	I’ll start, (Cliff), and then I’ll let Dennis finish. From a workforce capability standpoint, we’re very pleased with the capabilities of our top performers. We have some of the best people in the industry as far as our labor force and our engineers and our Project Management Team.

The Professional Development Program that we put into place actually looks at all of their capabilities from both a performance standpoint and from a capability standpoint and we take those folks that are truly the top of the stack and we figure out how we’re going to make sure that we get them additional training, get them more demanding positions and jobs.

We’re - we have a fairly robust and a very good Professional Development Program in place and we have an amazing HR Team that is continuing to up the bar on our capabilities. So I’m very pleased with our team. But as I said earlier, we continue to take those folks that are not performing at the levels that we require and we ask them to find employment elsewhere.

(Cliff Walsh):	Okay.

Dennis Shogren:	(Cliff), I’d add to that that the plant closure that David talked about will enable us to upgrade significantly as we bring the best of those folks into the facility here in California. So we’ll - we will continue to upgrade the remaining workforce. It will become even more productive than it would be otherwise.

I think you also asked about what the turnover rates were currently?

(Cliff Walsh):	Yes.

Dennis Shogren:	In Florida and Arizona, we are currently at less than 15% turnover and it is declining. In California and Texas, we’re at less than 10%. And in fact, in October, Texas was under 5% turnover.

(Cliff Walsh):	Okay. And any sense as to like what percentage of employees on the lines are now - are new, you know, under your tenure?

David Buckley:	It’s roughly 50% to 60% because that’s the kind of turnover we had. Most of those folks have been here more than 90 days so they are fully acclimated, they understand the work that’s required, and they understand the kind of work that’s coming.

And the thing that has truly helped the most is that we’re getting some significant productivity gains which is allowing us to significantly cut our overtime and at the same time, we’re improving the way that we do work, so that the folks on the line are not hustling from here to there and everywhere, they understand what they need to do and they do it.

(Cliff Walsh):	Okay. And in terms of - is this documentation issue over with or are there still issues to be dealt with?

David Buckley:	Yeah. That was largely over in the second quarter. The issue that we had was - if you think about where our plants are located — Southern California, Arizona, Texas, and Florida, it was the heat of the summer when we were bringing these folks in and asking them to do 60-hour work weeks in a tough labor job and we just couldn’t retain or keep folks at those kind of levels.

(Cliff Walsh):	Okay. So it wasn’t that you had additional contact with Social Security…

David Buckley:	No.

(Cliff Walsh):	…you’re telling me that there were more discrepancies? Okay.

David Buckley:	No. No, no. And in fact, by the last call, we had those taken care and the processes and procedures in place to make sure that that will never happen again.

Dennis Shogren:	We now check social security numbers before we hire someone, it’s not a requirement but we have the capability of going online with the Social Security Administration and verifying before we hire somebody.

(Cliff Walsh):	Okay.

Dennis Shogren:	And we do that.

(Cliff Walsh):	And Dennis, in the hurricane number that you gave, $13.5 million, is that all to be delivered in Q4 or is that just what you’ve received so far?

Dennis Shogren:	Virtually all of that will be delivered in the fourth quarter; maybe just a little bit of it will spill into the - into January.

(Cliff Walsh):	Okay. And in terms of the $43 million still to be awarded, you know, what’s the timeframe on the award and then also on delivery?

Dennis Shogren:	Well, there’s - there are a number of factors that we aren’t able to predict very well. Some of the work that has been bid has been put on hold by the Government because they’re going to rebid some of it. We’ll participate in that rebid process as they take some of the layers out that have gotten into the process for this reconstruction of the Gulf Coast.

Some of it - of the work, we’ve been notified that we’re going to get the award but they just - we haven’t gotten the PO yet and we don’t count that as backlog until we get the purchase order. So there’s a piece of it that we expect any day now and some of it that’s going to be put off by some months. However, we think that the request for quotes will continue to be very strong as they pick up. We’re actually seeing increased activity in that area.

David Buckley:	We’ve had teams in place in the Gulf Region for some time now and what they’re reporting back is that the demand for both temporary and permanent structures is going to last for some time to come. The devastation there in the region was never seen before and as a result, the rebuilding effort will take years, not months.

(Cliff Walsh):	Okay. And in terms of that - you know, that bidding activity being pushed back a little bit, that might actually be beneficial I would think to you because it gives you a little bit more time to get the house in order and be more prepared…

Dennis Shogren:	(Unintelligible) time because we are fairly booked out at the moment. So…

(Cliff Walsh):	Okay. And now are we totally done with KPMG at this point now that the S-1 is done?

Dennis Shogren:	That was - we actually have to roll the third quarter numbers into the S-1 so we’ve got another couple of days with them. But we are not done with KPMG entirely because they have to give their consent to the annual filings because we include their numbers in the 10-K for two more years. But that process should be much smoother now because there should not ever be any changes in their numbers so it becomes a much more perfunctory issue.

What’s tied us up with them over the last few months has been the involvement of the SEC, which included comments on prior years, not just this year.

(Cliff Walsh):	Okay. And in terms of trying to get reimbursed for some of the legal costs that you saw from them in the second quarter, is that still, you know, on your plate?

David Buckley:	We’ve got to be careful about talking about that right now because they are still - we still require their consent.

(Cliff Walsh):	Uh-huh.

David Buckley:	So we’re obviously going to always maintain our records and see where we go from there.

(Cliff Walsh):	Okay. And final, final question, can you comment just on how the margins have been so far this quarter, maybe, you know, in terms of October or anything to kind of give us a sense as to where - what we can expect?

Dennis Shogren:	We haven’t closed October yet but what we do track weekly are the metrics that apply to - or have a significant impact on it. We have seen significant reductions in October - last part of September and October. And our overtime, we have effectively cut out overtime and most of our facilities, we’re still working some here in California to meet some schedules that we had committed to.

The new Bonus Production Plan that David talked about actually includes a moratorium on more than nine-hour days; basically, no more overtime than 10% which is a very big reduction from where we were over the summer. So we - that in itself is a good leading indicator that our margins will be improving and we don’t have any evidence yet of major cost overruns on any of our ongoing work, on the project work.

(Cliff Walsh):	Okay. Great. Thanks so much, guys.

David Buckley:	Thank you, (Cliff).

Dennis Shogren:	Thanks, (Cliff).

Operator:	And your next question comes from the line of (Tyson Bower) with Wealth Monitors.

(Tyson Bower):	Good morning, gentlemen.

David Buckley:	Good morning, (Tyson).

Dennis Shogren:	Hi, (Tyson).

(Tyson Bower):	Just to follow-up on that last one. So in essence, we’re looking for a revenue in the same range as Q3 without a - all or most of that $5 million in cost overruns and additional expenses for Q4.

Dennis Shogren:	That’s correct.

(Tyson Bower):	Which is quite a significant turnaround here. In regards to the backlog awards awaiting bid - or awaiting to be awarded the bids, you’re in a period that you could, if you choose so, experience some hyper growth in the next year to two years. What’s the policy of the

Board to try to reach a level that’s sustainable out beyond this blip that’s working through the pipeline?

David Buckley:	The Board has been very clear to me. They will not and nor will I place our growth ahead of our earnings. We - part of the issue that we had in the third quarter is that we were somewhat straddling the fence between growth and operational effectiveness. We must have our house in order; we will have our house in order. We will not place unnecessary growth ahead of our ability to match that growth with earnings that you and I and the rest of us expect.

(Tyson Bower):	In other words, your earnings must grow at a quicker pace than any top-line growth you are targeting.

David Buckley:	Absolutely.

(Tyson Bower):	Given the volatility in raw materials that is evident in the marketplace, give us an indication, one, one kind of project cycle days are we looking at your various locations; and two, what are some of the controls you have in place to try to minimize that volatility from when you bid a project to when it’s delivered and you’ve incurred those costs?

David Buckley:	We can break it down in two areas. Basically, we have work inside of California which is largely education work that is subject to State contracts, that Public Works contracts, that limit our ability to pass on price increases but we have been working with the school districts that we have the contracts with and they are very understanding and are working with us to pass through any cost increases.

Outside of California, what we are currently doing to ensure that we are not saddled with the price spikes that are coming as a result of the hurricanes, we are informing all of our customers and we are pricing it in our contracts that any price increases on materials will be a direct pass-through.

We are giving them full transparency from our initial costs based upon our estimate and we are giving them transparency of our costs at the time that we produce their units. And we are passing all costs directly through to the customer based upon the volatility in the markets right now as a result of the hurricanes.

(Tyson Bower):	So we could see an artificial growth in revenue but basically zero margin revenue for those pass-throughs?

David Buckley:	That’s right. I’m not certain that it will - so far, the price spikes that we have seen are fairly minimal. The one area that we worry about is things like commodity items like wood, steel, gypsum, drywall, and insulation; those kind of things that everybody in the area is using, we have to get from the same places they get and we just monitor on it on a regular basis and where we see things coming, we contact alternative suppliers and we make sure that we don’t have a stop in our supply.

(Tyson Bower):	You had an eventful beginning to your tenure here, David, to say the least. Are you comfortable and do you have the necessary levels of management in place today to give you the support that you need to implement your initiatives or are we still in adding -

seeing how people work out, replacing-type mode? And when do you think you’ll have the team that you are comfortable with?

David Buckley:	My Executive Team I’m very comfortable with right now. There will always be a requirement for performance and if they do not perform, they understand that they will not be a part of this team. That’s just life and that’s how it works with Modtech.

What we have done with - by rolling out our Professional Development Plan is I have evaluated each of my employees and they have done so to each of their team members and we have very squarely faced our problems and we’ve made sure that our folks understand what’s expected of them.

(Tyson Bower):	Okay. Last to you and I’ll get back in queue. One is has your difficulties (simead) any ability to disclose or to get national contracts with some of the rental firms — GE Capital, (Riffrafframs), those type of people — that we haven’t seen any disclosures on that at this point? And then could you help explain - we saw after the hurricanes, Arkema got a large contract for school buildings; that was pulled later. What’s occurred there and how does that situation stand out?

David Buckley:	On the Arkema job, that’s what Dennis had talked about earlier. The Government saw that there were two, three, and four hands in the pot for each of these kinds of jobs that were being bid. The local legislators understood that that was not something that they could tolerate and they pulled those works.

And we, as a company, have had a policy that we will not grossly inflate any pricing in the region but that we will fairly deal with our customers and that we will notify them of the cost increases on materials, and other than that, we will price at margins that are not grossly inflated. That’s just a recipe for trouble.

Dennis Shogren:	The issue with the rebid is is that they have to do it so that it takes out the extra middleman that got in - got put into this, some of it is political and some of it is economic. But effectively, what happened was that the cost of it doubled by the time it went through all the hands before it had to get - before it was awarded because there were no bid of contracts in place that people a long ways from the region had already negotiated before this; those have been set aside and they’ll have to be renegotiated without the extra middleman.

David Buckley:	On your first question, (Tyson), our partners in the leasing community or the dealer community tend not to like to announce the kind of contracts that we have with them because they obviously want to have manufacturers competing for their business.

We have very, very good relationships with several of the people that you listed and that relationship continues to burgeon. We are very pleased with the kind of work that we have done with these partners and we are working with them on a two-way mutually beneficial agreement between both parties.

(Tyson Bower):	Thank you, gentlemen.

Dennis Shogren:	Thank you, (Tyson).

Operator:	Your next question comes from the line of (Jack Nesi) with (Pathfinder) Advisory Services. Mr. (Nesi), your line is open. No response there.

We go to the next line, (Auster Green) with (Coburn and Meredith).

(Auster Green):	Yes, gentlemen, could you discuss your backlog please a bit, how you book your backlog, what’s required to get into the backlog, and my cursorily reading shows that the actual backlog went down, which was kind of a surprise; could you just discuss that a little bit please?

Dennis Shogren:	Certainly. Our backlog - in order to be qualified as backlog, it has to be a signed purchase order from a customer or in the case of certain schools, it’s actually a signed contract. So there’s no potential work in there, it’s work that we have hard orders for.

There a couple of reasons why the backlog has gone down. It’s - it was about $149 million a year ago and $115 million today; two reasons for that. One is is there’s been a shift in the work shared earlier that the percent of sales has decreased for California, it has grown, but the overall percentage has declined from 61% to 55%.

And as the move - work moves out of California, that work is work that cycles through much faster. We historically have lower backlog that turns much faster outside of California. Because of the predominance of the long-term education contracts we have here, the projects tend to be larger in California and longer in term.

We also had a couple of major projects last year that were sitting in that backlog, the most infamous of them was the Heritage Contract which at the time, was sitting at nearly its full value of over $13 million; that project is complete now, no longer any of that in the backlog.

And the work that we have continued to generate here in the California education market has been smaller projects that turned faster as well. We have many fewer of the greater than $10 million projects, much more in the $1 to $3 and $3 to $5 range. So that also impacts the turnover of that backlog.

(Auster Green):	And just going forward then, is it going to be a way to measure the company to look at backlog next quarter or the quarter after that and etc., etc., etc.?

Dennis Shogren:	Well, we’ll continue to report backlog but we believe that the - looking at the backlog can be misleading. In fact, we’ve suggested that one of the ways to interpret backlog is that you’re inefficient because you haven’t been able to manufacture it and turn it into revenue yet. So it’s our intention for us to have processes that allow us to move our bookwork through the system much faster. So we would expect to see a continued decline in our backlog that we carry even as we continue to grow the revenue.

(Auster Green):	Thank you very much.

Dennis Shogren:	You’re welcome.

Operator:	Your next question comes from the line of (David Schneider) with Hoover Investment Management.

(David Schneider):	Hi. I got a few questions.

Operator:	I’m sorry. It appears Mr. (Hoover’s) line has disconnected. We now go to the line of Mr. (Bill Brady) with (Pristell) Management.

(Bill Brady):	Yes, a couple of…

Operator:	(John Gruber) with (Gruber McVain). Go ahead sir.

(John Gruber):	Yes. I hope I don’t cut out like the last two did. Three questions; one, the $43 million of hurricane stuff that your - you bid on, is that stuff that - I was - first, I thought it was stuff that you just bid on and then you talked about like you’ve won. First of all, what is it; is it stuff you’ve bid on or you’ve actually won it and it’s just not in the contract yet?

David Shogren:	No. The $43 million that is still open has not been awarded.

(John Gruber):	Okay.

David Shogren:	We’ve gotten indication on some of the projects that we’re leading the pack. But, (John), we don’t include it in our backlog until we’ve got a firm order.

(John Gruber):	Sure. Okay. But - oh, that $43 million you think you can win, is that correct?

David Shogren:	Not all of it. A piece of it we think we can win.

(John Gruber):	What roughly what piece?

David Shogren:	Well, I - we have - you know, we bid in total $73 million so far; we’ve had orders placed at $13.5, this $43 is still open. So we know that we didn’t win at least $20 million of that work.

(John Gruber):	Uh-huh.

David Shogren:	I…

(John Gruber):	So you’ve won maybe 45% or something like that?

David Shogren:	Of the work that’s…

(John Gruber):	That bid.

David Shogren:	…that’s been awarded.

(John Gruber):	Fair enough. Second question, gross margin in the fourth quarter, given you don’t, you know, given we don’t have these - the massive overruns and the labor problems, what should that be? And out of curiosity, where was it supposed to be three months ago?

David Shogren:	It was - without the problems that we’ve talked about this morning, we would expect our gross margin in the fourth quarter to be in the 13% to 14% range and that’s where it should have been in the last three months.

(John Gruber):	Okay. So in other words, there is no change in the fourth quarter gross margin given all the problems. So you’re saying the problems are over then, is that - for this quarter, is that correct?

David Shogren:	Well, we believe that we’ve made huge strides on the labor side of things and…

(John Gruber):	Uh-huh.

David Shogren:	…those should not repeat. And the Project Management issues on two projects in Florida as well should not repeat. And even to bolster that more, as David talked about, we have implemented this weekly meeting where David and I are joining the groups that had been meeting just to elevate the visibility of the work that needs to be done there. We are going to do everything in our power to prevent that.

(John Gruber):	Great. And a final question, in the ‘06 plan or the current plan what - versus what it was say three or four months ago before we knew about this Florida overrun, how have they changed? How have the ‘06 plans, revenues, gross margin, and net operating margins, how have those - how has that changed as you look at it?

Dennis Shogren:	We actually - because of the nature of these cost overruns and what we’re doing to take the action we are as well as the plant consolidation and other refinements to our staffing, we believe that the - our plans haven’t changed significantly from where they were; we still expect to see some pretty significant growth and a return to these levels of profitability that we’re talking about for the fourth quarter or better.

(John Gruber):	And then when will you share those plant growths, ‘06 do you think?

Dennis Shogren:	(John), we haven’t set a time for those, although we’re getting relatively close to having them finalized. We need to figure out the appropriate forum for sharing that.

(John Gruber):	Fair enough. Thank you.

Operator:	And we now have Mr. (Schneider) - (David Schneider) with Hoover Investment Management back. Go ahead, sir.

(David Schneider):	I hope I’m back. You had mentioned that the lack of air conditioning was possibly one of the reasons that a lot of the workers didn’t stay and that would seem to be something very easy to remedy. So I was wondering if you’re doing that?

David Buckley:	Well, our facilities are about 250,000-300,000 square feet and they are not enclosed spaces, these are open on the sides. So we can’t air-condition them. What we will have in place before the next summer season is we will have misters in place so that the air is cooler where they are working.

Additionally, we will not be working the overtime that we’ve worked in the past and we will not be working the six-day and seven-day workweeks that we’ve worked in the past. So that will help, production incentive plans will help, plus steady workforce that has - that understands the jobs, understands the requirements of the jobs, and is rewarded appropriately will also help.

(David Schneider):	The turnover figures that you mentioned, is that on a quarterly basis or annual or what?

David Buckley:	Well, we experienced…

Dennis Shogren:	It was a monthly…

David Buckley:	It was…

(David Schneider):	Wow.

David Buckley:	It was a monthly turnover rate back in March, April, May. We were served - we were sent letters on basically a weekly basis there for a period in March saying, from the Social Security Administration, indicating employees that were working for us whose names did not match the social security numbers supplied in their papers that were submitted.

We significantly changed the hiring processes and made sure that anybody that we were bringing in to the company had all of the necessary paperwork and all of the matching numbers so that we are now sure that this will not recur in the future.

(David Schneider):	So you will hire people who are non-U.S. citizens as long as they’re here legally, right?

David Buckley:	Absolutely.

(David Schneider):	Okay. Let’s see. You also described there’s going to be some sort of a lease savings going forward, did I miss the description of that?

Dennis Shogren:	Certainly. We are turning back the lease on two pieces of property; one that we use for storage that, through some efficiencies, we’ve gained, will not be required and we are also closing our secondary plant here in the Paris area and the landlord is taking back the majority of that piece of property. And between those two leases, it will be about a $400,000 a year savings. Both of those leases, the change in those leases are effective the 1st of January.

(David Schneider):	Okay. So this is something new, this is not something that people had already figured into 2006.

David Buckley:	No. Today is the first time that we’ve discussed these.

(David Schneider):	Oh, okay. That’s good. And these non-cash derivative expenses, how long will those continue to appear on income statements?

Dennis Shogren:	Well, they appear as expenses or income depending on the movement in our stock price over the quarter. So we can’t predict whether they’ll be expense or income. But they will be there. The derive - the embedded derivatives on the Convertible Note will be there until the Note is converted or it is bought out at the end of its term which is just over four years from now and the Warrants have also a five-year life so they will be there for some time.

(David Schneider):	Okay.

Dennis Shogren:	But we will continue to report them separately so that you can see them.

(David Schneider):	Okay. And there was discussion of this KPMG stuff, which was new to me. What are - what’s all that about that…?

Dennis Shogren:	I - just quickly, KPMG used to be our auditors. They resigned as our auditors this spring and we’ve changed audit firms. But because we continue to include their numbers in the annual filings or in filings that require them such as the Registration Statement, their consent still has to be sought; it’s a consent to include their numbers and their audit opinion. So we still deal with the former auditor. And it just - we were a very small company, KPMG a very large audit firm, and they don’t have a lot of time or energy for us.

(David Schneider):	Okay. All right. So that’s fine. I think I’m done.

Operator:	Ladies and gentle…

David Buckley:	Thanks a lot.

Operator:	Ladies and gentlemen, we have reached the allotted time for our questions and answers today. We have time for one more question and the question comes from the line of (Greg Ice) of (Osmeum) Partners.

(Greg Ice):	Hi, guys.

David Buckley:	Hi, (Greg).

(Greg Ice):	I actually had a few questions but it sounds like we’re going to run out of time here so I can always speak with you about these later. I guess maybe one of the key questions to raise and it sounds like with the revenue growth you’re experiencing and, hopefully, the margin improvement going forward, this won’t be an issue.

You obviously raised significant cash here through the private placement this past quarter and I realize that the issues here this past quarter were obviously - much of them were non-cash related. I just want to ensure I guess to get further comfort that from a - kind of a financial strength point of view that you do feel that you’re fairly comfortable going into Q4 and then into ‘06 in terms of funding.

Dennis Shogren:	Yeah. Our models going forward show that we have sufficient liquidity.

(Greg Ice):	Okay. And I’ll tell you what, one last quick question, kind of going back to the employee morale and some issues there. You had discussed obviously some issues with some of your senior members down in Florida and I’m curious to know, with you being in California so far away from the Florida plant, how comfortable are you that you have found or can find the right individuals to put in there to manage that business properly given that it is a very strong and a very high growth area for you but obviously given that much of the strength of your leadership is again so far away from that?

David Buckley:	I’m - I’ll explain a little bit about what’s going on there. Number one, as I talked about earlier, I have (Ron Savona) spending a great deal of his time in Florida, Texas, and Arizona.

In September, mid-September, I announced - I made public the fact that we had changed the General Manager in Florida. The General Manager there is (Jim Goolden). (Jim) was responsible for our supply chain and inventory management processes out here in California. I’ve come to know (Jim) very well and the trust and the confidence in him is there. I have no worries there.

Additionally, we have changed Controllers in Florida and the person that is now the Controller is (Linda Riggs) and (Linda) is somebody that was a former Controller at one of our competitors and she’s been here with us for a year in the control aspect. She was responsible for Sarbanes-Oxley work and we replaced her here in California and she’s now our Controller there onsite.

We’ve also taken (Steve Mogul), who’s one of our most trusted and one of our best Project - Senior Project Management people, and he is now leading Field Operations in Florida. And we are taking our Production Manager from California because we’ve brought in a great Production Manager and Plant Manager that we found from General Motors and we are sending (Tom McGovern) back to Florida in the capacity of Plant Manager.

So we have four of our top folks in the company now leading the efforts in Florida plus we have just an incredible workforce there and the Supervisors there are pretty incredible, they will do what is asked; and that’s part of the problem, they did what they were asked to do and they got the product out the door. As I stated earlier, it was less than 100% complete and we just don’t accept that anymore and (Jim) completely understands that and we’ll clearly have a handle on it before the end of the year.

(Greg Ice):	Okay. I appreciate it.

Operator:	And at this time, I will turn the call back over to Mr. Buckley for closing remarks.

David Buckley:	I have no closing remarks other than to say thank you very much everyone for joining the call, and if you have any further questions, please feel free to call.

Operator:	Ladies and gentlemen, this does conclude today’s Modtech Holdings Third Quarter 2005 Results teleconference. You may now disconnect.

END